Exhibit (14)

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” and to the use of our reports dated (a) March 28, 2009, with respect to the consolidated financial statements of The Lincoln National Life Insurance Company and (b) March 13, 2009, with respect to the financial statements of Lincoln Life Flexible Premium Variable Life Account M, in Post-Effective Amendment No. 6 to the Registration Statement (Form N-6 No. 333-146507) and the related Prospectus and Statement of Additional Information appearing therein pertaining to Lincoln Life Flexible Premium Variable Life Account M, which is incorporated by reference into Post-Effective Amendment No. 12.

/s/ Ernst & Young, LLP

Philadelphia, Pennsylvania

October 12, 2009